Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8 to Form S-4) of Mallinckrodt public limited company pertaining to the Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan and Questcor Pharmaceuticals, Inc. 1992 Employees Stock Option Plan, of our report dated February 28, 2014, with respect to the financial statements and schedule of Cadence Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 and incorporated by reference in the Form 8-K/A of Mallinckrodt public limited company dated May 16, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 15, 2014